UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

  FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 22, 2011

U.S. AUTO PARTS NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33264	68-0623433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17150 South Margay Avenue, Carson, CA 90746
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (310) 735-0553

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 22, 2011, we entered into a sublease agreement (the “Sublease”) with Timec Company Inc. (“Timec”) for the leasing of approximately 25,000 square feet of commercial office space located at 16941 Keegan Avenue, Carson, California 90746.

The Sublease will enable us to consolidate our corporate office space from three buildings into one, and will allow us to consolidate our California fulfillment operations into one warehouse, which will reduce our monthly rent expense and potentially create warehouse operating efficiencies once the space consolidation has been completed.

The Sublease has an initial term of 60 months (the “Initial Term”), and commences upon the vacancy by the current tenant, which we expect to occur within 60 days. Pursuant to the terms of the Sublease, effective the 42nd month of the Initial Term, we have the ability to terminate the Sublease in exchange for the payment of a termination fee. Additionally, we have the option to renew the Sublease at the end of the Initial Term for an additional 12 month period, as well as the option to renew the Sublease for an additional period thereafter through January 2020.  Pursuant to the terms of the Sublease, our rent, including additional rent, shall be approximately $26,300 per month for the first year, $27,600 per month for the second year, $29,100 per month for the third year, $30,600 per month for the fourth year, and $32,300 per month for the fifth year. Rent for any subsequent term, after the expiration of the Initial Term, will be negotiated in good faith between the parties. An aggregate of $27,625, representing our security deposit and our first month’s base rent, has been paid to Timec.

Under the terms of the Sublease, we are required to maintain certain levels of insurance and are required to indemnify Timec for losses incurred that are related to our use or occupancy of the property.

The description of the Sublease set forth above does not purport to be complete and is qualified in its entirety by reference to the complete text of the Sublease, a copy of which is will be filed with our next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2011	U.S. AUTO PARTS NETWORK, INC.

	By:	/s/THEODORE R. SANDERS
Theodore R. Sanders Chief Financial Officer